Exhibit 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-84594 and 333-70702 on Form S-3, and 2-82760, 33-6369, 033-63193, 333-62070, 333-113204, 333-116192 and 333-17701 on Form S-8, of Peoples Energy Corporation, of our reports, dated December 9, 2005, relating to the consolidated financial statements and financial statement schedules of Peoples Energy Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Peoples Energy Corporation for the year ended September 30, 2005.
DELOITTE & TOUCHE LLP
Chicago, Illinois
December 13, 2005